EXHIBIT 99.1
500 Linden Oaks
Rochester, New York 14625

CONTACT:	Company Contact:
Molly Henderson
Chief Business and Financial Officer
500 Linden Oaks
Rochester, New York 14625
(585)249.6231

VIRTUALSCOPICS REPORTS RECORD THIRD QUARTER 2008 REVENUE AND GROSS PROFIT
Gross profit grows by nearly 100%, operating loss reduced by 44%

ROCHESTER, NY - November 4, 2008 - VirtualScopics, Inc. (NASDAQ: VSCP), a leading provider of quantitative imaging for clinical trials, announced today that revenues for the third quarter of 2008 were over $1.8 million, a 33% increase over prior year’s third quarter. Revenues for the nine months ended September 30, 2008 were approximately $5.2 million compared to nearly $4.2 million in the comparable period in 2007. The gross profit for the third quarter of 2008 was $809,916 compared to $406,945 in the third quarter of 2007, representing a 99% increase. Gross margin increased to 45%, in the third quarter ended September 30, 2008 compared to 30% in the third quarter of 2007, a 50% improvement. The Company’s operating loss for the quarter ended September 30, 2008 was reduced by $431,470, or 44%, to $553,968 compared to $985,438 for the prior year’s comparable period.

“We are proud to report the significant financial accomplishments made during the third quarter and for the first nine months of this year.” stated Jeff Markin, president and chief executive officer of VirtualScopics. “The 33% increase in revenues coupled with the nearly doubling of our gross profit, and our good cost control, positions us very well to achieve our financial targets for this year.” He further added, “Of equal importance was the significant reduction in operating cash outflow during the third quarter of 2008. Our cash outflow from operations (operating loss less depreciation, amortization and stock compensation expense) was reduced by 64% or $362,000 when compared to the comparable quarter of 2007.” Mr. Markin concluded, “We are extremely pleased that the plan we put in place nearly a year ago has positioned us well from a competitive, operational and financial perspective. We are looking forward to a solid close to the year.”

Jeff Markin and Chief Business and Financial Officer, Molly Henderson will provide a business update and discuss these results during the conference call on Wednesday, November 5, 2008 at 11:00 a.m. EST. Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until December 5, 2008. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 301146.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings and awards in 2008 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contact awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

VirtualScopics, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$1,815,616	$1,370,021	$5,183,017	$4,184,713
Cost of services	1,005,700	963,076	3,057,220	2,731,434
Gross profit	809,916	406,945	2,125,797	1,453,279
Gross margin	45%	30%	41%	35%
Operating expenses
Research and development	232,986	336,687	697,640	1,124,606
Sales and marketing	263,917	150,504	937,028	555,783
General and administrative	514,147	482,545	1,589,023	1,688,178
Stock based compensation expense	236,600	295,974	923,891	1,041,456
Depreciation and amortization	116,234	126,673	350,565	362,878
Total operating expenses	1,363,884	1,392,383	4,498,147	4,772,901
Operating loss	(553,968)	(985,438)	(2,372,350)	(3,319,622)
Total other income	5,383	16,409	48,142	105,714
Net Loss	$(548,585)	$(969,029)	$(2,324,208)	$(3,213,908)

Series B preferred stock cash dividend	84,547	-	254,307	-

Net loss attributable to common stockholders	$(633,132)	$(969,029)	$(2,578,515)	$(3,213,908)
Net loss per share
Basic and diluted	$(0.03)	$(0.04)	$(0.11)	$(0.14)
Weighted average number of common shares
Basic and diluted	23,459,853	23,111,021	23,355,232	23,028,715

VirtualScopics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
Assets	(unaudited)

Current assets
Cash and cash equivalents	$3,058,561	$3,955,835
Restricted cash	102,429	455,583
Accounts receivable	831,376	648,300
Prepaid expenses and other current assets	292,477	306,301
Total current assets	4,284,843	5,366,019
Patents, net	1,920,666	1,948,785
Property and equipment, net	402,660	542,679
Other assets	187,670	323,533
Total assets	$6,795,839	$8,181,016

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$584,153	$626,693
Accrued payroll	390,756	221,013
Unearned revenue	297,272	279,275
Total current liabilities	1,272,181	1,126,981

Commitments and Contingencies	-	-

Stockholders' Equity
Convertible preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 series A shares; issued and outstanding: 3,976 at September 30, 2008, 4,001 at December 31, 2007	4	4
6,000 series B shares; issued and outstanding: 4,226 at September 30, 2008, 4,230 at December 31, 2007	4	4
Common Stock, $0.001 par value; 85,000,000 shares authorized; issued and outstanding: 23,459,852 at September 30, 2008 and 23,225,664 at December 31, 2007	23,460	23,226
Additional paid-in capital	16,409,721	15,616,124
Accumulated deficit	(10,909,531)	(8,585,323)
Total stockholders' equity	5,523,658	7,054,035
Total liabilities and stockholders' equity	$6,795,839	$8,181,016